EXHIBIT 99.1

News Release

First Solar, Inc. Announces Third Quarter 2019 Financial Results

•	Net sales of $547 million

•	Net income per share of $0.29

•	Cash, restricted cash and marketable securities of $1.6 billion, net cash of $1.2 billion

•	YTD net bookings of 5.4 GWDC; 1.1 GWDC since prior earnings call

•	Maintain 2019 net sales, EPS and cash guidance

TEMPE, Ariz., October 24, 2019 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the third quarter ended September 30, 2019. Net sales for the third quarter were $547 million, a decrease of $38 million from the prior quarter, primarily due to lower systems revenue from project sales in the United States, partially offset by higher module sales volume.

The Company reported third quarter net income per share of $0.29, compared to a loss per share of $(0.18) in the prior quarter.

Cash, restricted cash and marketable securities at the end of the third quarter decreased to $1.6 billion from $2.1 billion at the end of the prior quarter, primarily as a result of higher expenditures for the development and construction of project assets and continued capital investments in Series 6 manufacturing capacity.

“We’re pleased with the ongoing progress of our Series 6 technology platform,” said Mark Widmar, CEO of First Solar. “Capacity utilization, throughput and yield continue to improve, resulting in record Series 6 production of approximately 1 GW in the quarter.”

2019 guidance has been updated as follows:

2019 Guidance	Prior	Current
Net Sales	$3.5B to $3.7B	Unchanged
Gross Margin % (1)	18.5% to 19.5%	19% to 20%
Operating Expenses (2)	$360M to $380M	$350M to $370M
Operating Income	$290M to $340M	$320M to $370M
Earnings per Share	$2.25 to $2.75	Unchanged
Net Cash Balance (3)	$1.7B to $1.9B	Unchanged
Capital Expenditures	$650M to $750M	Unchanged
Shipments	5.4GW to 5.6GW	Unchanged
——————————

(1)	Includes $70 to $80 million of ramp costs ($60 to $70 million previously)

(2)	Includes $40 to $50 million of production start-up expense ($55 to $65 million previously)

(3)	Defined as cash, restricted cash and marketable securities less expected debt at the end of 2019

www.firstsolar.com

First Solar has scheduled a conference call for today, October 24, 2019 at 4:30 p.m. ET to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com.

The guidance figures presented above are subject to a variety of assumptions and estimates. Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s third quarter financial results and 2019 guidance.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call. The audio replay will remain available through Thursday, October 31, 2019 and can be accessed by dialing +1 (800) 585-8367 if you are calling from within the United States or +1 (416) 621-4642 if you are calling from outside the United States and entering the replay pass code 8984796. A replay of the webcast will also be available on the Investors section of the Company’s website approximately five hours after the conclusion of the call and remain available for approximately 90 days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar systems which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: our financial guidance for 2019; the transition to Series 6 module manufacturing in 2019; net sales, gross margin, operating expenses, operating income, earnings per share, net cash balance, capital expenditures, shipments, bookings, products and our business and financial objectives for 2019. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to: structural imbalances in global supply and demand for PV solar modules; the market for renewable energy, including solar energy; our competitive position and other key competitive factors; reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; our ability to execute on our long-term strategic plans; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; interest rate fluctuations and both our and our customers’ ability to secure financing; the creditworthiness of our offtake counterparties and the ability of our offtake counterparties to fulfill their contractual obligations to us; the ability of our customers and counterparties to perform under their contracts with us; the satisfaction of conditions precedent in our project sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation, including the class action lawsuit against us; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other

www.firstsolar.com

breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to attract and retain key executive officers and associates; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$878,999	$1,403,562
Marketable securities	661,552	1,143,704
Accounts receivable trade, net	367,306	128,282
Accounts receivable, unbilled and retainage	165,013	458,166
Inventories	576,770	387,912
Balance of systems parts	68,858	56,906
Project assets	5,557	37,930
Prepaid expenses and other current assets	319,435	243,061
Total current assets	3,043,490	3,859,523
Property, plant and equipment, net	2,106,968	1,756,211
PV solar power systems, net	484,593	308,640
Project assets	566,517	460,499
Deferred tax assets, net	66,114	77,682
Restricted cash and investments	305,469	318,390
Goodwill	14,462	14,462
Intangible assets, net	66,785	74,162
Inventories	152,574	130,083
Notes receivable, affiliate	—	22,832
Other assets	247,715	98,878
Total assets	$7,054,687	$7,121,362
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$218,088	$233,287
Income taxes payable	15,409	20,885
Accrued expenses	377,364	441,580
Current portion of long-term debt	28,240	5,570
Deferred revenue	93,283	129,755
Other current liabilities	28,422	14,380
Total current liabilities	760,806	845,457
Accrued solar module collection and recycling liability	134,985	134,442
Long-term debt	452,064	461,221
Other liabilities	524,349	467,839
Total liabilities	1,872,204	1,908,959
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 105,406,367 and 104,885,261 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	105	105
Additional paid-in capital	2,835,868	2,825,211
Accumulated earnings	2,386,028	2,441,553
Accumulated other comprehensive loss	(39,518)	(54,466)
Total stockholders’ equity	5,182,483	5,212,403
Total liabilities and stockholders’ equity	$7,054,687	$7,121,362

www.firstsolar.com

FIRST SOLAR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Net sales	$546,806	$584,956	$676,220	$1,663,740	$1,552,803
Cost of sales	408,443	507,774	547,093	1,448,083	1,258,936
Gross profit	138,363	77,182	129,127	215,657	293,867
Operating expenses:
Selling, general and administrative	53,542	50,934	33,539	149,828	125,519
Research and development	24,912	24,395	22,390	71,184	63,084
Production start-up	18,605	10,437	14,723	38,564	76,159
Total operating expenses	97,059	85,766	70,652	259,576	264,762
Operating income (loss)	41,304	(8,584)	58,475	(43,919)	29,105
Foreign currency gain (loss), net	1,209	1,726	(2,383)	3,107	(2,478)
Interest income	11,454	13,510	16,456	39,223	45,145
Interest expense, net	(4,976)	(8,921)	(3,198)	(24,018)	(14,445)
Other (loss) income, net	(3,399)	(4,438)	(5,971)	(4,328)	7,635
Income (loss) before taxes and equity in earnings	45,592	(6,707)	63,379	(29,935)	64,962
Income tax expense	(15,035)	(11,744)	(2,396)	(25,385)	(7,857)
Equity in earnings, net of tax	65	(97)	(3,233)	(205)	35,105
Net income (loss)	$30,622	$(18,548)	$57,750	$(55,525)	$92,210

Net income (loss) per share:
Basic	$0.29	$(0.18)	$0.55	$(0.53)	$0.88
Diluted	$0.29	$(0.18)	$0.54	$(0.53)	$0.87
Weighted-average number of shares used in per share calculations:
Basic	105,397	105,369	104,804	105,272	104,711
Diluted	106,227	105,369	106,163	105,272	106,211

www.firstsolar.com